EXHIBIT 99.1

Press Release dated November 21, 2005

VeriSign Completes Sale of Payment Gateway Business to eBay

MOUNTAIN VIEW, CA – November 21, 2005 – VeriSign, Inc. (Nasdaq: VRSN), the leading provider of intelligent infrastructure services for the Internet and telecommunications networks, completed its previously announced sale of VeriSign’s payment gateway business to PayPal, an eBay company, on November 18, 2005. In accordance with the terms of the asset purchase agreement announced on October 10, 2005, PayPal paid $370 million in cash to VeriSign upon closing of the transaction.VeriSign will now account for the payment gateway business as a discontinued operation. VeriSign expects the revenue impact of the transaction to be a reduction in the range of $7-8 million to the previous Q4 2005 revenue guidance of $395–400 million, thereby reducing total company revenue guidance to $387–393 million for the quarter. On a non-GAAP basis, using a 30% effective tax rate, we anticipate that earnings per share for the fourth quarter will be impacted by $0.01, thereby reducing original guidance of $0.26 to $0.27 per fully-diluted share to $0.25 to $0.26 per fully-diluted share. Guidance for 2006 will be updated during the Q4 2005 earnings conference call.

About VeriSign

VeriSign, Inc. (Nasdaq: VRSN), operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. Additional news and information about the company is available at www.verisign.com.

Contacts

Media Relations: Brendan P. Lewis, brlewis@verisign.com, 650-426-4470

Investor Relations: Tom McCallum, tmccallum@verisign.com, 650-426-3744

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as the sale of VeriSign’s payment gateway services business, increasing competition and pricing pressure from competing services offered at prices below our prices and market acceptance of our existing services, the inability of VeriSign to successfully develop and market new services and the uncertainty of whether new services as provided by VeriSign will achieve market acceptance or result in any revenues and the risk that acquired businesses will not be integrated successfully and unanticipated costs of such integration. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports on Form 10-Q. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.